Exhibit 99.1

Contact: Dr. Jan Vandersande, IR Contact: (800) 517-8050, Email: ir@viaspace.comVIASPACE VSPC.OB Investor Fact Sheet May 2007

Space Program Derived Clean Energy Technologies and Defense Technologies Poised for Significant Growth

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VIASPACE technologies are derived from the Space Program and adapted for commercial uses

VIASPACE Inc. (OTCBB: VSPC) develops proven space and defense technologies from NASA and the Department of Defense into hardware and software products that fulfill high-growth market needs and solve today’s complex problems. VIASPACE has licensed important patents and software from the California Institute of Technology (Caltech), which manages the Jet Propulsion Laboratory (JPL) for NASA. This technology was developed by scientists and engineers at JPL over the last decade and was funded by NASA and the Dept. of Defense. VIASPACE leverages this large government R&D investment into commercial products.
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The Advanced Container Security Device — ACSD is a new system being developed for container safety and monitoring by VIASPACE and L3 for the US Department of Homeland Security

A Growing Dual Market: Building on Sensor Fusion Technology to Develop solutions for Growing Homeland and Commercial Security            Applications, and on Clean Technologies for Micro-Fuel Cells, Fuel Cells Hybridized with Batteries, Efficiency Testing Systems and Clean Fuels Infrastructure

The launch and initial shipment of VIASPACE’s VIASENSOR HS-1000 Fuel Cell Humidity Sensor has generated significant market interest. The VIASENSOR product is a leading edge test device that quickly and accurately determines the level of relative humidity or water vapor flowing in a gas stream, which is vital to the proper function and efficiency of hydrogen fuel cells. It uses proprietary technology to enable continuous, real-time, non-invasive and reliable measurement of the temperature, pressure and moisture content of polymer electrolyte membrane fuel cells (PEMFCs). VIASENSOR takes data measurements every five seconds, provides automatic data collection software and interfaces to any PC.

INVESTMENT CONSIDERATION

•	Poised for growth after having developed technologies and proven the business model

•	New opportunities through relationships with L3 Communications and Raytheon

•	Growing partnerships in energy with Tokai Bussan Co. (Japan), NYPRO Inc. and others.

•	Significant opportunities in expected large Methanol Fuel Cell market.

•	Markets expected to be in high growth throughout the next decade

STOCK PROFILE (*)
Total Shares Outstanding: 303.96M
Float: 27.5M
Average Volume (3 month): 321,081
52-Week High: $1.20
52-Week Low: $ 0.35
OTCBB: VSPC

Methanol fuel cells and disposable fuel cartridges, that recharge the fuel cell offer longer operating time compared to the currently used lithium ion batteries in portable electronic devices such as laptop computers and cell phones. Low cost fuel cartridges with an estimated retail price of around $3 are analogous to disposable batteries; however a cartridge containing 50 ml of methanol could power a laptop for five or more hours which is two to three times longer than the lithium ion battery that currently powers the device. The Company thus believes that there could be a significant market opportunity for disposable methanol cartridges and is targeting this market with partners in Japan, Korea and the US. Projections by industry sources are that 22% of notebook computers and 2.5% of Cell phones will be powered by fuel cells in 2011 / 2012.

VIASPACE subsidiary Direct Methanol Fuel Cell Corporation (DMFCC) is engaged in developing, manufacturing, distributing and obtaining safety certification for disposable methanol fuel cartridges to provide the energy source for laptop computers, cell phones and other portable electronic devices powered by direct methanol fuel cells. DMFCC is carving out an important niche in the growing market for micro fuel cells for portable electronic devices by providing the global fuel cartridge manufacturing, distribution and sales infrastructure the industry requires. The company has licensed a large intellectual property portfolio including 59 issued and 59 pending patents on direct methanol fuel cell technology from Caltech and the University of Southern California and offers patent protection for OEMs and manufacturers of direct methanol and other liquid hydrocarbon fuel cells.

VIASPACE SECURITY is pursuing opportunities to develop next generation real-time inference, expert system and sensor data fusion-based security solutions for the growing homeland security market. Leveraging its highly innovative SHINE inference engine technology originally pioneered by NASA, VIASPACE is targeting border, port, maritime and aviation security applications. VIASPACE holds the exclusive worldwide license from Caltech to commercialize SHINE technology for homeland security applications. The Company is working with L-3 Communications to deliver advanced maritime cargo container security solutions for Phase II of the Department of Homeland Security’s Advanced Container Security Device (ACSD) project. The company is also developing security and surveillance applications with Raytheon NCS pursuant to a recently executed teaming agreement.

VIASPACE ENERGY has overall responsibility for all of the Company’s energy related activities including the subsidiary Direct Methanol Fuel Cell Corporation, developing Methanol fuel infrastructure for micro-fuel cells, and the VIASENSOR instrumentation product line for Fuel Cell performance optimization as well as new initiatives in fuel cell test equipment, batteries and battery test equipment, alternative fuels and new products that can produce effective energy conservation and reduced emissions of carbon dioxide and other pollutants. Among these are new initiatives in fuel cell hybridization with batteries to provide the instantaneous power surges needed in many fuel cell power applications as well as improved fuel cell and battery testing and production equipment. The Company is also pursuing research in natural gas, methanol and dimethyl ether technologies as alternative automotive fuel.

This document contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, ability to raise capital, availability of appropriate acquisition candidates and/or business partnerships, economic conditions, impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks defined in this document. All such forward-looking statements whether written or oral, and whether made by or on behalf of the Company are expressly qualified by these and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.